Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Mack-Cali Realty Corporation and Mack-Cali Realty L.P.’s Annual Reports on Form 10-K for the year ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 17, 2014